Exh. 3.2

FIRST AMENDMENT TO

BY-LAWS

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(a Delaware corporation),

as amended and restated on August 18, 2015

This First Amendment (this “Amendment”) to the By-Laws, as amended and restated on August 18, 2015 (the “By-Laws”), of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Corporation”), is made as of January 1, 2023 in accordance with Article Ninth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, Article VIII of the By-Laws and Section 109(a) of the General Corporation Law of the State of Delaware. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the By-Laws.

The By-Laws are hereby amended as follows:

All references in the By-Laws to “Allscripts Healthcare Solutions, Inc.” shall be replaced with references to “Veradigm Inc.”

Except as expressly set forth in this Amendment, the provisions of the By-Laws shall remain unchanged. In the event of an inconsistency between this Amendment and the By-Laws, the provisions of this Amendment shall control.

* * * * * * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date set forth above.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By: /s/ Eric Jacobson

Name: Eric Jacobson

Title: Authorized Signatory

Signature Page to Amendment to By-Laws of Allscripts Healthcare Solutions, Inc.